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                                                                    Exhibit 12.1

                            HEAFNER TIRE GROUP, INC.
     Statement Regarding: Computation of Ratio of Earnings to Fixed Charges
                          and Preferred Stock Dividends
                  (AMOUNTS IN THOUSANDS, EXCEPT RATIO AMOUNTS)

                                                                 Quarter Ended   Quarter Ended
                                                                 March 31, 2001  April 1, 2000
                                                                  (unaudited)      (unaudited)
                                                                 --------------  -------------

Consolidated pretax loss from continuing operations                 $ (8,519)       $ (1,613)
Interest                                                               7,410           5,784
Interest portion of rent expense                                       2,294           2,488
                                                                    --------        --------

EARNINGS                                                            $  1,185        $  6,659
                                                                    ========        ========

Interest                                                            $  7,410        $  5,784
Interest portion of rent expense                                       2,294           2,488
                                                                    --------        --------

FIXED CHARGES                                                       $  9,704        $  8,272
                                                                    ========        ========

RATIO OF EARNINGS TO FIXED CHARGES                                        --              --
                                                                    ========        ========